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          [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD]


                                                                     EXHIBIT 5.1



                                January 19, 1998


Tufco Technologies, Inc.
4800 Simonton Road
Dallas, Texas 75244

Ladies and Gentlemen:

         We have acted as counsel to Tufco Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 500,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), that may be issued pursuant to the Company's 1992 Non-Qualified Stock Option Plan, as amended (the "NQO Plan"), or the Company's 1993 Non-Employee Director Stock Option Plan (the "Outside Director Plan," and collectively with the NQO Plan, the "Plans").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company's Restated Certificate of Incorporation, the Company's Bylaws and the Plans. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

         The opinions set forth herein are subject to the qualification that we are admitted to practice law in the State of Texas and we express no opinion as to laws other than the law of the State of Texas.

         Based upon the foregoing, we are of the opinion that the Common Stock that may be issued and sold by the Company pursuant to the Registration Statement have been duly authorized and,
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Tufco Technologies, Inc.
January 19, 1998
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when issued and sold as contemplated by the Registration Statement and the
Plans will be validly issued, fully paid and non-assessable.

         This opinion is rendered as of the date hereof, and we undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.

         This opinion is rendered solely for your benefit in connection with the transactions described herein and is not for the benefit of any other person. Without our prior written consent, this opinion may not be used, circulated, quoted, cited or otherwise referred to in whole or in part for any other purpose.

         We hereby consent to be named in the Registration Statement as the attorneys who have passed upon the legality of the securities being offered thereby and to the filing of this opinion as an exhibit to the Registration Statement.


                               Very truly yours,

                               /s/ Liddell, Sapp, Zivley, Hill & Laboon, L.L.P.

                               LIDDELL, SAPP, ZIVLEY, HILL & LaBOON, L.L.P.